Consultancy Agreement

This Consultancy Agreement (this “Agreement”) is entered into as of the 17 day of October, 2005, by and between Freemind Group LLC, a Delaware limited liability company with its principal place of business at 423 Brookline Avenue # 124 Boston, MA 02215, USA (the “Consultant”), and Advaxis, Inc, with a principal place of business at 675 Route 1, North Brunswick, NJ 08902 (the “Company”). Company and Consultant shall hereinafter each be referred to as a "Party," and together as the "Parties".

WHEREAS, the Company is seeking to prepare and file an SBIR application (or applications) for research and development (or other similarly natured) grants from the National Institutes of Health, USA or any of its affiliated entities ("NIH"), whether governmental or private (each such grant, a "NIH Grant"); and

WHEREAS, the Consultant has the knowledge, expertise and experience required in assisting the Company with the preparation and filing of an NIH Application (as defined below) where the purpose of this engagement of Consultant is to obtain an approval of NIH Grant for the Company (collectively, the "Purpose"); and

WHEREAS, the Company desires to receive from the Consultant the Services (as defined below), and Consultant desires to perform the Services for the Company, in accordance with the terms of this Agreement set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.  Nature of the Agreement

1.1	Consultant's Duties. In performing the Services, Consultant shall have the following duties:

1.1.1	Advise and assist in identifying the most suitable NIH Grant applicable for the Company and advise on the best alternatives to apply for such grant, in the opinion and experience of Consultant;

1.1.2
Assist in preparation of a New Application and other NIH Applications, if required, and in preparation of a Revised Application, where applicable, following rejection of the original application by NIH; Applications will be in agreement with all rules and regulations of the grantor, including, but not limited to, format and content requirements.

It is hereby acknowledged and clarified that the duties of the Consultant, as specified above, are and shall at all times be limited to the Purpose, and Consultant shall in no event be responsible for the draw down process and/or usage of the NIH grant funds by the Company.

1.2	Company's Duties.

1.2.1	Company undertakes to cooperate with Consultant and provide any assistance or information required by Consultant in order to provide the Services.

1.2.2	Company and Consultant will mutually agree on a suitable timetable for preparation and delivery of copies of all materials, documents and correspondence with NIH in respect of a project.

1.2.3	It is agreed that the first such project shall be a submission of a Phase II grant consistent with a filing date of December 1, 2005 via electronic submission.

1.2.4	Subsequent projects shall be consistent with filing dates published by NIH or other applicable government or grant agencies.

2.	Consideration. As consideration for all the Services provided by the Consultant pursuant to Section 1 above, the Consultant shall be entitled to the following:

2.1	For SBIR Phase I Applications:

2.1.1	Unconditional Fees: The Company shall pay to Consultant the following unconditional payments, at the times specified below, against an invoice duly issued to Company:

2.1.1.1	Initial payment of US$ 2,500 upon receiving positive indication from NIH on each summary submitted.

2.1.1.2	Additional Payment of US$ 2,500 upon the submission to the NIH of each NIH Application (except for a Revised Application, which submission shall not require additional fees).

2.1.2
In the event an SBIR Phase I Project is awarded an NIH Grant, the Company will be obligated to submit a Phase II application. This Phase II application will be prepared with the assistance of the Consultant. Further, If Company does not file a Phase II application within 180 days of the end of the research period as defined in the Phase I grant, the Company shall pay Consultant a conditional success fee of 7% of the grant amount.

2.1.3	There shall be no obligation of Company to submit a Phase II application pursuant to the completion of the Phase I research plan.

2.2	For SBIR Phase II Applications:

2.2.1	Unconditional Fees: The Company shall pay to Consultant the following unconditional payments, at the times specified below, against an invoice duly issued to Company:

2.2.1.1	Initial payment of US$ 2,500 upon initiation of work for each new application.

2.2.1.2	Additional Payment of US$ 3,500 upon the submission to the NIH of each NIH Application (except for a Revised Application, which submission shall not require additional fees).

2.2.2	Conditional Fees:

2.2.2.1
In the event an SBIR Phase II Project is awarded an NIH Grant, the Company shall pay Consultant a success fee ("Success Fee The amount of Success Fee shall be calculated as 7% - (seven percent) of the Approved Grant (The "Total Federal Award Amount" plus the "Recommended Future Years Total Support" as specified in section II of the "Notice of Grant Award" issued by the NIH to the Principle Investigator) in the first grant, 6.5% (six and a half percent) in the second grant and 6% (six percent) in the third or later grant. However, it is hereby clear and acknowledged that such Success Fee shall in no event be payable out of the funds comprising a portion of an NIH Grant.

The Success Fee shall be calculated on a cumulative basis, taking into account any funds granted or promised by NIH to the Company and resulting from any and all NIH Applications in connection with the Project.

2.3	For SBIR Fast Track Applications:

2.3.1	Unconditional Fees. The Company shall pay to Consultant the following unconditional payments, at the times specified below, against an invoice duly issued to Company:

2.3.1.1	Initial payment of US$ 2,000 upon receiving positive indication from NIH on each summary submitted.

2.3.1.2	Additional payment of US$ 5,000 upon the submission to the NIH of each NIH Application (except for a Revised Application, which submission shall not require additional fees).

2.3.2	Conditional Fees.

2.3.2.1
Success Fee. In the event a Project is awarded an NIH Grant, the Company shall pay Consultant a success fee ("Success Fee"). The amount of Success Fee shall be calculated as 6% (six percent) of the Approved Grant (The "Total Federal Award Amount" plus the "Recommended Future Years Total Support" as specified in section II of the "Notice of Grant Award" issued by the NIH to the Principle Investigator) in the first grant, 6.5% (six and a half percent) in the second grant and 6% (six percent) in the third or later grant. However, it is hereby clear and acknowledged that such Success Fee shall in no event be payable out of the funds comprising a portion of an NIH Grant.

2.4
The Success Fee shall be calculated on a cumulative basis, taking into account any funds granted or promised by NIH to the Company and resulting from any and all NIH Applications in connection with the Project.

2.4.1	For the purpose of this agreement, non-SBIR Applications will be regarded as SBIR Fast Track Applications.

2.5
Payment Terms. Payment of Success Fee will be due for payment in 2 annual installments for a 2-year grant, or 3 annual installments, for a 3-year grant or a longer period grant, each installment payable within 30 days after first funds are available for withdrawal by the Company from NIH for the applicable research year. For example, for a $1,000,000 grant paid over 2 years at the rate of $500,000/year, the success fee shall be paid in 2 annual installments of $30,000 each. It is hereby clear and agreed by all parties that any failure to draw down of funds by the Company will not derogate from Consultant's entitlement to the appropriate Success Fee or from the payment terms specified hereunder.

2.6
Should the Company decide not to continue with the NIH Grant Application writing process, after Consultant has already started preparing an application, or in any event of termination of this Agreement by the Company for any reason while Consultant is working on an application, then (i) Company will pay (a) 100% of the applicable unconditional fee for such application to Consultant less any amount already paid to Consultant if such grant or agreement termination occurred less than 4 weeks from the applicable grant deadline, or (b) no additional unconditional fee if such grant or agreement termination occurred more than 4 weeks from the applicable grant deadline; and (ii) in the event Company is eventually entitled to NIH Grant on this Project or Similar Projects (projects sharing at least two of the specific aims with the project which was terminated) at any time thereafter, Consultant shall be entitled to the full Success Fees (as specified above). The payment by the Company of the consideration of (i) and (ii) above shall be deemed full and final mutually agreed compensation

3.  Term and Termination

3.1
This Agreement shall commence on the date hereof and shall be effective for a period of twelve (12) months (the “Term of the Agreement”). The Term of the Agreement may be extended by the mutual written consent of the parties.

3.2
Termination by the Company. Company may terminate this Agreement at any time by providing Consultant with a 30 (thirty) days prior written notice. Such voluntary termination shall be subject to the provisions of Section 3.4 below.

3.3
Termination by Consultant. Consultant may terminate this Agreement by providing Company with a 30 (thirty) days prior written notice. Consultant shall be entitled to cease any activity provided by it under this Agreement upon delivery of said written notice. In the event that the Consultant, at its sole discretion, decides not to proceed with the New Application preparation and/or submission for any reason whatsoever, Company shall be entitled to a refund of the consideration actually paid to Consultant except for expenses.

3.4
Survival. The termination of this Agreement shall not affect the Company’s obligation to pay the Consultant fees and commissions due pursuant to Section 2, 5.2, and 5.5 including a case where the Company terminates this Agreement due to a breach or an alleged breach by Consultant of this Agreement.

4.
LIMITATION OF LIABILITY. CONSULTANT WILL IN NO EVENT BE LIABLE TO THE COMPANY FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT CONSULTANT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR BREACH.

5.  Miscellaneous

5.1
NO GUARANTEE. The Services rendered hereunder are rendered without any guarantee or representation regarding the success or chances of the applications to be prepared, submitted and/or approved. Both Parties hereto agree that Consultant provides the Services hereunder for certain consideration to be paid solely by Company, but in no event shall Consultant be liable for any unsuccessful applications, competency, quality or fitness to purpose, losses, claims, punitive damages or any other damages Company may suffer due to rejection by NIH of any application, failure to comply with any applicable regulations or instructions, or otherwise in connection with this Agreement.

5.2
CONFIDENTIAL INFORMATION (a) Consultant agrees to maintain in strict confidence all Confidential Information (as defined below) provided to, or learned or developed by, Consultant during the course of Consultant’s performance of the Services. Consultant shall not disclose or disseminate any Confidential Information to any person or entity, except with the prior written consent of Company. In addition, Consultant shall not use or copy any Confidential Information for any purpose other than in connection with performance of the Services hereunder. (b) The term “Confidential Information” shall mean all trade secrets, processes, formulae, data and know-how, improvements, inventions, chemical or biological materials, techniques, marketing plans, strategies, customer lists, or other information that has been created, discovered, or developed by Company, or has otherwise become known to Company, or which proper rights have been assigned to Company, as well as any other information and materials that are deemed confidential or proprietary to or by Company (including, without limitation, all information and materials of Company’s customers and any other third party and their consultants), regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to Consultant by Company in oral, written, graphic or electronic form. (c) Exceptions to Confidential Information. Notwithstanding the foregoing paragraph, “Confidential Information” shall not include any information or materials that: (i) are or become known to the general public through no act or omission of Consultant or any other person with an obligation of confidentiality to Company, or (ii) are required to be disclosed pursuant to applicable law (provided, however, that prior to any disclosure of Confidential Information as required by applicable law, Consultant shall advise Company of such required disclosure promptly upon learning thereof and shall cooperate with Company in order to afford them a reasonable opportunity to contest or limit such disclosure). (d) Consultant-Restricted Information. Consultant agrees that Consultant will not improperly use or disclose to the Company any proprietary or confidential information or trade secrets of any person or entity with whom Consultant has an agreement or duty to keep such information or secrets confidential (e) Consultant’s confidentiality obligation under this agreement shall survive termination for any reason.

5.3	Non Exclusive: This agreement is non exclusive. Company or Consultant at their sole discretion may enter into similar agreements with one or several third parties.

5.4	Omitted.

5.5
Assignment of Inventions: Consultant agrees that Consultant will promptly make full written disclosure to Company, will hold in trust for the sole right and benefit of Company, and hereby assigns, transfers and conveys to Company, or its designee, all of Consultant’s worldwide right, title, and interest in and to any and all inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes and know-how, whether or not patentable or registerable under copyright or similar laws, which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of the Services or which result, to any extent, from use of Company’s premises or property (collectively, the “Inventions”), including, without limitation, any and all intellectual property rights inherent in the Inventions and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”). Consultant acknowledges and agrees that certain of the Inventions (whether made solely by Consultant or jointly with others) may be “works made for hire,” as that term is defined in the United States Copyright Act, and therefore Company would be deemed the owner of such Inventions. For purposes of clarification, to the extent any Invention is not a “work made for hire,” such Invention would be subject to the assignment in the first sentence of this Section.

5.6
Governing Law. This agreement shall be governed by and construed under the laws of the State of New York. Any dispute arising from this agreement in the amount of up to $50,000 shall be mediated by the parties in good faith by a mediator determined by a mutual agreement of both parties. If such mediation does not lead to successful resolution within 45 days, or if the disputed amount is greater than $50,000, or in any other dispute, then section 5.7 below shall apply.

5.7
Notwithstanding the above, any and all disputes arising out of or in connection with the execution, interpretation, performance, or nonperformance of this Agreement or any other certificate, agreement, or other instrument between, involving, or affecting the parties (including the validity, scope, and enforceability of this arbitration agreement) shall be solely and finally settled by a single arbitrator in accordance with the Commercial Rules of the American Arbitration Association (the "Rules"); provided, however, that in the event of a conflict between the Rules and the terms of this Agreement, the terms of this Agreement shall govern. The place of arbitration shall be the City of New York, and the law applicable to the arbitration procedure shall be the Federal Arbitration Act (9 USC § 2).

5.8
To commence arbitration of any such dispute, the party desiring arbitration shall notify the other party in writing in accordance with the Rules. In the event that the parties fail to agree on the selection of an arbitrator within fifteen (15) days after the delivery of such notice, the arbitrator, upon request of either party, shall be selected by the American Arbitration Association.

5.9
The failure of either party at any time to require the performance by the other party of any provision of this Agreement shall not affect in any way the right to require such performance at any later time, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be an implied waiver of that provision.

5.10
In the event any provision of this Agreement shall be determined to be unenforceable, because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provision(s) held to be unenforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

______________________________	______________________________
FreeMind Group LLC
By: Eyal Schmidt	By:
Title: President	Title: